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                                                                    EXHIBIT 99.1

Contact:     Ms. Julia Brown

                  Vice President, Business Development
                  Dura Pharmaceuticals, Inc.
                  (619) 457-2553

    DURA PHARMACEUTICALS ANNOUNCES ACQUISITION OF ENTEX(R) PRODUCT LINE FROM
                                PROCTER & GAMBLE

             SAN DIEGO, CA -- June 17, 1996 -- Dura Pharmaceuticals, Inc. (NASDAQ NNM: DURA) today announced that it has signed an agreement with Procter & Gamble Pharmaceuticals, Inc. (P&G) to acquire the entire Entex(R) brand product line of prescription upper respiratory drugs for a total purchase price of $45 million.

             The brand commands the number one written prescription market share position in the U.S. in the upper respiratory market with over 11 million prescriptions written in 1995. Entex represented approximately three-quarters of all prescriptions written for decongestant/expectorants and more than one-fourth of the total U.S. prescriptions written for sinusitis in 1995. The four acquired products which comprise the line are expected to make a significant contribution to Dura's revenues and earnings in the second half of 1996. The transaction is expected to close in early July 1996, and is subject to the review of the Hart-Scott-Rodino filings made by the parties.

             The Entex brand product line complements Dura's existing line of prescription products marketed to the cough/cold segment of the U.S. respiratory market. The acquired products are prescribed by the same respiratory physician specialists and generalists currently targeted by Dura's existing national pharmaceutical sales force. The Entex brand product line are Entex LA, Entex PSE, Entex Caps and Entex Liquid.

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             Commenting on the announcement, Dura's Chairman, President and
Chief Executive Officer, Cam L. Garner stated, "Last month we completed a follow-on public offering of common stock in which we raised approximately $150 million, to be used to acquire additional products targeting our existing physician base, and for other purposes. The acquisition of the well-recognized and highly respected Entex product line represents continued execution of our strategy to broaden our product line. Although the acquisition of Entex will have a significant positive impact on the remainder of Dura's 1996 financial results, it uses a small portion of the cash available for acquistitions. The Company is continuing to actively pursue other product acquisition opportunities."

             P&G said that Entex is an excellent product line that has performed well historically. However, it is sold mainly in the U.S. and no longer fits well in P&G's sharper focus on investing in new, proprietary technologies where global growth opportunities are greatest.

             Dura Pharmaceuticals is a San Diego based developer and marketer of prescription pharmaceutical products for the treatment of allergies, asthma, and related respiratory conditions. Dura's mission is to be the leading niche pharmaceutical and drug delivery company in the high-growth U.S. respiratory market. The Company is pursuing that goal through two major strategies: (1) acquiring late-stage prescription pharmaceuticals for marketing to high-prescribing respiratory physicians and (2) developing Spiros(TM), a proprietary pulmonary drug delivery system.

             Except for the historical and factual information contained herein, the matters discussed in this press release contain forward-looking statements which involve risks and uncertainties, including competitive products and pricing, and other risks detailed from time to time in the Dura's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

             News releases from Dura Pharmaceuticals are available at no charge through PR Newswire's On-Call fax service. For a menu of available news releases or to retrieve a specific release made by Dura, please call (800) 758-5804, extension 197051.
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